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                  CERTIFICATE OF AMENDMENT
                             OF
                CERTIFICATE OF INCORPORATION
                             OF
              UNIFIED FINANCIAL SERVICES, INC.

                       -------------

   PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                  OF THE STATE OF DELAWARE

     Unified Financial Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: At a meeting of the Board of Directors of the Corporation duly called and held on March 25, 1999, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at the Annual Meeting of Stockholders to be held on May 27, 1999. Such resolutions recommended that the first sentence of Article 4 of the Certificate of Incorporation be amended by striking the existing first sentence in its entirety and substituting in lieu thereof the following:

          "The total number of shares of stock that the Corporation shall have the authority to issue is one million (1,000,000) shares of Preferred Stock with a par value of $0.01 per share; and twenty million (20,000,000) shares of Common Stock with a par value of $0.01 per share."

     SECOND: At the Annual Meeting of Stockholders of the Corporation duly called and held on May 27, 1999, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's Common Stock, par value $0.01 per share, and the holders of the outstanding shares of the Corporation's Series C 6.75% Cumulative Convertible Preferred Stock, par value $0.01 per share, voting as a single class, was obtained in favor of such amendment with respect to Article 4.

     THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




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     IN WITNESS WHEREOF, Unified Financial Services, Inc. has cause this Certificate of Amendment to be signed by Timothy L. Ashburn, its Chairman of the Board, President and Chief Executive Officer, and attested by Carol J. Highsmith, its Secretary, this 27th day of May 1999.

                    UNIFIED FINANCIAL SERVICES, INC.



                    By:  /s/ Timothy L. Ashburn
                       --------------------------------------------
                         Timothy L. Ashburn, Chairman of the Board,
                         President and Chief Executive Officer

Attest:



 /s/ Carol J. Highsmith
-----------------------------------
Carol J. Highsmith, Secretary